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                                                                EXHIBIT 99(b)(8)



                   [GRA, PETTY & COMPANY, INC. LETTERHEAD]


April 17, 1997



The Board of Directors
Ameribank Corporation
201 North Broadway
Shawnee, Oklahoma 74801


Dear Members of the Board:

We hereby consent to the use of our market value appraisals of United Bank, in Del City, Oklahoma ("Appraisal"), dated as of June 30, 1995 and March 31, 1996, to the Board of Directors of the Ameribank Corporation, to be included as
Exhibit 99(b)(5) and Exhibit 99(b)(3), respectively, to the Schedule 13E-3 filed by United Oklahoma Bankshares, Inc. ("United") with the Securities and Exchange Commission ("Commission") on March 4, 1997. We also consent to the use of, and reference to, the Appraisals in the proxy material filed by United with the Commission on March 4, 1997.

Respectfully submitted

/s/ GRA, PETTY & COMPANY, INC.

GRA, Petty & Company, Inc.